                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                     EXCHANGE ACT OF 1934 (AMENDMENT NO.  )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement    [ ]  Confidential, for Use of the Commission
                                         Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                    PHILADELPHIA CONSOLIDATED HOLDING CORP.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

        ------------------------------------------------------------------------

     (2)  Aggregate number of securities to which transaction applies:

        ------------------------------------------------------------------------

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        ------------------------------------------------------------------------

     (4)  Proposed maximum aggregate value of transaction:

        ------------------------------------------------------------------------

     (5)  Total fee paid:

        ------------------------------------------------------------------------

[ ]  Fee paid previously with preliminary materials.

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

     (1)  Amount previously paid:

        ------------------------------------------------------------------------

     (2)  Form, schedule or registration statement no.:

        ------------------------------------------------------------------------

     (3)  Filing party:

        ------------------------------------------------------------------------

     (4)  Date filed:

        ------------------------------------------------------------------------

                    PHILADELPHIA CONSOLIDATED HOLDING CORP.
                           ONE BALA PLAZA, SUITE 100
                        BALA CYNWYD, PENNSYLVANIA 19004

         [PHILADELPHIA CONSOLIDATED HOLDING CORP. LIBERTY BELL GRAPHIC]

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

                             ---------------------

To The Holders of Common Stock:

     The Annual Meeting of Shareholders of Philadelphia Consolidated Holding Corp. (the "Company") will be held on May 1, 2002 at 10:00 A.M. at the Marriott West Hotel, 111 Crawford Avenue, Conshohocken, Pennsylvania for the following purposes:

          (1) To elect eleven Directors;

          (2) To vote on the approval of the appointment of independent auditors for the year 2002;

          (3) To vote on the approval of an amendment of the Company's Articles of Incorporation to increase its authorized shares of common stock from 50,000,000 to 100,000,000 shares;


          (4) To vote on the approval and adoption of the amendment and restatement of the Company's Employee Stock Option Plan (the "Stock Option Plan") to increase the number of shares of the Company's common stock for which options may be granted under the Stock Option Plan and to make minor changes to plan administration;


          (5) To vote on the approval of the continuation of the Company's Cash Bonus Plan;

          (6) To vote on the approval of the Company's Nonqualified Employee Stock Purchase Plan; and

          (7) To consider such other business as may properly come before the meeting.

Shareholders of record at the close of business on April 4, 2002 are entitled to notice of, and to vote at, the meeting.

                                            By Order of the Board of Directors

                                            CRAIG P. KELLER
                                            Secretary

April 9, 2002

                    PHILADELPHIA CONSOLIDATED HOLDING CORP.
                           ONE BALA PLAZA, SUITE 100
                        BALA CYNWYD, PENNSYLVANIA 19004

                             ---------------------
                                PROXY STATEMENT
                             ---------------------

     The accompanying proxy is solicited by the Board of Directors of Philadelphia Consolidated Holding Corp. (the "Company"), for use at the Annual Meeting of Shareholders to be held at the Marriott West Hotel, 111 Crawford Avenue, Conshohocken, Pennsylvania on May 1, 2002 at 10:00 A.M. This Proxy Statement, the foregoing Notice and the enclosed Proxy are being sent to shareholders of the Company on or about April 9, 2002.

     Any Proxy may be revoked at any time before it is voted by written notice mailed or delivered to the Secretary of the Company, by delivering a Proxy bearing a later date or by attending the meeting and voting in person. If your proxy card is signed and returned without specifying a vote or an abstention on any proposal, it will be voted in accordance with the Board of Directors' recommendations on each proposal.

     The Board of Directors knows of no other matters which are likely to be brought before the meeting other than those specified in the notice thereof. If any other matters properly come before the meetings however, the persons named in the enclosed proxy, or their duly constituted substitutes acting at the meeting, will be authorized to vote or otherwise act thereon in accordance with their judgement on such matters. If the enclosed proxy is properly executed and returned prior to voting at the meeting, the shares represented thereby will be voted in accordance with the instructions marked thereon. In the absence of instructions, executed proxies will be voted "FOR" the eleven nominees for the Board of Directors; "FOR" the approval of the selection by the Board of Directors of PricewaterhouseCoopers LLP as the Company's independent auditors for the year 2002; "FOR" the approval of an amendment of the Company's Articles of Incorporation to increase its authorized shares of common stock from 50,000,000 to 100,000,000; "FOR" the approval and adoption of the amendment and restatement of the Company's Employee Stock Option Plan (the "Stock Option Plan") to increase the number of shares of the Company's common stock for which options may be granted under the Stock Option Plan and to make minor changes to plan administration; "FOR" the approval of the continuation of the Company's Cash Bonus Plan (the "Cash Bonus Plan") and "FOR" the approval of the Company's Non-Qualified Employee Stock Purchase Plan.


     Shareholders of record at the close of business on April 4, 2002 are entitled to vote at the meeting. On March 22, 2002, the Company had outstanding 21,559,334 shares of common stock, no par value. Each outstanding share of common stock is entitled to one vote and there is no cumulative voting. As to each proposal, the presence, in person or by proxy, of shareholders entitled to cast at least a majority of the votes that all shareholders are entitled to cast on the particular matter shall constitute a quorum for the purpose of considering that matter. Abstentions and broker non-votes will be counted in determining whether a quorum is present.


     Directors will be elected by a plurality of the votes cast. The amendment to the Company's Articles of Incorporation will be adopted upon receiving the affirmative vote of a majority of the votes cast by all shareholders entitled to vote thereon. As to each proposal other than the election of directors and the amendment of the Company's Articles of Incorporation, a majority of the votes which all shareholders present are entitled to cast shall constitute approval by the shareholders. Broker non-votes will have no effect on the voting with respect to any proposal. Abstentions will have no effect on the proposals with respect to the election of directors and the amendment of the Articles of Incorporation but will have the effect of votes against each other proposal before the shareholders.

     The Company has retained American Stock Transfer & Trust Company to solicit proxies by mail, courier, telephone, or facsimile and to request brokerage houses to forward soliciting material to beneficial owners. For these services the Company will pay a fee of approximately $11,000.

1.  ELECTION OF DIRECTORS

     The Board of Directors has nominated for election the eleven persons named below, to hold office until the next Annual Meeting and until their successors have been duly elected and qualified. The Company believes that each nominee named below will be able to serve. However, should any such nominee be unable to serve as a director, the persons named in the proxies have advised that they will vote for the election of such substitute nominee as the Board of Directors may propose.

                             NOMINEES FOR DIRECTOR

     The names and ages of the nominees, their principal occupations, length of service as Directors of the Company, and certain other biographical information are set forth below:

     JAMES J. MAGUIRE, age 68, has served as Chief Executive Officer and Chairman of the Board of Directors of the Company since its formation in 1981 and its subsidiaries since their formation. Mr. Maguire previously served as President of the Company. He has worked in the insurance industry for over 40 years with experience in insurance accounting, underwriting, sales and marketing, claims management and administration.

     JAMES J. MAGUIRE, JR., age 41, joined the Company in 1996 and has served on the Board of Directors since 1997. He currently serves as President and Chief Operating Officer. Prior to his appointment as President, Mr. Maguire, Jr. served as Executive Vice President and Chief Operating Officer, and Vice President of Underwriting for the Company. Mr. Maguire, Jr. was previously employed as Assistant Vice President of Underwriting with American International Group, Inc., an insurance and financial services company. Mr. Maguire, Jr. is the son of Mr. James J. Maguire.

     SEAN S. SWEENEY, CPCU, RPLU, age 44, joined the Company in 1979 and has served on the Board of Directors of the Company since 1996. He currently serves as Executive Vice President, Director of Marketing. Prior to his appointment as Executive Vice President, he served as Senior Vice President, Director of Marketing for the Company since 1987. Mr. Sweeney previously was employed by the Company as a Regional Vice President, Regional Sales Manager, and sales representative. His current responsibilities include management of all marketing and sales for the Company. Mr. Sweeney is the nephew of Mr. James J. Maguire.

     ELIZABETH H. GEMMILL, age 56, has served on the Board of Directors of the Company since 2000. Ms. Gemmill is currently Chairman of the Board of Philadelphia University and a Managing Trustee of the Warwick Foundation. Ms. Gemmill previously served as Vice President and Secretary of the Tasty Baking Company from 1988 to 1999. Ms. Gemmill serves as a director of American Water Works Company, Inc., a provider of water and wastewater service, and Universal Display Corporation, a technology research and development company.

     WILLIAM J. HENRICH, JR., age 73, has served on the Board of Directors since 1996. Mr. Henrich is a senior partner with the law firm of Dilworth Paxson LLP.

     PAUL R. HERTEL, JR., age 74, has served on the Board of Directors of the Company since 1987. Mr. Hertel has been an insurance broker with Paul Hertel & Company, Inc. for over 40 years and serves as Chairman of the Executive Committee of that company.

     THOMAS J. MCHUGH, age 70, has served on the Board of Directors of the Company since 1986. Mr. McHugh has been Chairman of the Board and CEO of McHugh Associates, Inc., a registered investment advisor, since 1986, and has served as a director of The Rouse Company, a real estate development company, since 1980.

     MICHAEL J. MORRIS, age 67, has served on the Board of Directors of the Company since 1993. Mr. Morris served as Chairman and Chief Executive Officer of Transport International Pool Corporation, a multinational corporation that principally provides transport services, from 1975 to his retirement in 1992.

     DIRK A. STUUROP, age 53, has served on the Board of Directors of the Company since 1999. Mr. Stuurop currently is President of Stuurop & Company, a privately owned strategic advisory firm. Mr. Stuurop previously served in various investment banking positions with Merrill Lynch and Co. from 1982 until his retirement in early 1999, most recently as Chairman, Global Financial Institutions. Additionally, Mr. Stuurop serves as a director of Exodus Communications, a provider of Internet system and network management solutions, is a member of the Wharton Graduate Executive Board, a director of the Netherland America Foundation, and a director of various private corporations.

     J. EUSTACE WOLFINGTON, age 69, has served on the Board of Directors of the Company since 1986. Mr. Wolfington served as President of the H.A.C. Group of Companies, an international automobile leasing consulting firm, from 1981 until his retirement in 2000.

     JAMES L. ZECH, age 44, has served on the Board of Directors of the Company since July 2001. Mr. Zech has served as President of High Ridge Capital LLC, the general partner and advisor to two partnerships focused on investments in insurance companies and related financial, healthcare and service companies since its inception in 1995. From 1988 to 1995, Mr. Zech served in various investment banking positions covering the insurance industry, including Managing Director for S.G. Warburg & Co., Inc. from 1992 to 1995, and as a member of the Insurance Group of Donaldson, Lutfkin & Jenrette Securities Corporation from 1988 to 1992. Mr. Zech also serves as a director of Max Re Capital Limited, a reinsurance holding company, and serves as director of various private companies.

                   ADDITIONAL INFORMATION REGARDING THE BOARD

     MEETINGS. During 2001, the Board of Directors met four times. Each director attended at least 75% of the total number of meetings of the Board of Directors and any committee on which such director served, except for Messrs. Sweeney and Zech, who each attended 67% of such meetings.

     BOARD COMMITTEES. The Audit Committee met seven times in 2001. The Audit Committee consists of Messrs. Hertel, Jr. (Chairperson), Henrich, Jr., Wolfington, and Morris. Among other duties, the Audit Committee recommends the selection of the Company's independent auditors; reviews and recommends action by the Board regarding the Company's quarterly and annual reports to the United States Securities and Exchange Commission ("SEC"); discusses the Company's audited financial statements with management and the independent auditors; and reviews the scope and results of the independent audit and any internal audit.

     The Compensation Committee met two times in 2001. The Compensation Committee consists of Messrs. Wolfington (Chairperson), Hertel, Jr., and Morris. Among other duties, the Compensation Committee evaluates the performance of principal officers, recommends to the Board of Directors the selection and compensation of principal officers, and administers the Company's various compensation plans.

     The Investment Committee met three times in 2001 and is responsible for monitoring investment policy and activities of the Company. The Investment Committee consists of Ms. Gemmill (Chairperson), and Messrs. Maguire, Maguire, Jr., Stuurop, and Zech.

     The Nominating Committee met one time in 2001 and consists of Messrs. Henrich, Jr. (Chairperson), Maguire, Maguire, Jr., McHugh, and Sweeney. The Nominating Committee is responsible for recommending to the Board of Directors candidates for nomination to the Board. The Nominating Committee will consider recommendation of candidates for nomination to the Board of Directors from shareholders. In order for shareholder recommendations to be considered for the 2003 Annual Meeting, such recommendations must be received by the President of the Company at One Bala Plaza, Suite 100, Bala Cynwyd, Pennsylvania 19004 no later than March 11, 2003. Any recommendation must be accompanied by the written consent of the individual recommended to serve as a Director.

     RELATED PARTY TRANSACTIONS. The Company utilized investment advisory services from McHugh Associates Inc. of which a board member, Thomas J. McHugh, is a shareholder and serves as Chairman of the Board and CEO. The fee for these services was $107,000 for 2001.

     Since January 1, 2001, Philadelphia Indemnity Insurance Company (PIIC), a subsidiary of the Company, has made aggregate capital contributions of $479,000 to High Ridge Capital Partners II L.P., a private equity fund in which PIIC is a limited partner and for which High Ridge GPII, LLC is the general partner and advisor. James L. Zech, a member of the Company's board, is the President of, and has an equity interest in, High Ridge GPII, LLC.


                 MANAGEMENT -- DIRECTORS AND EXECUTIVE OFFICERS

     Directors hold office until the next annual meeting of the shareholders, or until their successors are duly elected and qualified. Officers are elected by and serve at the discretion of the Board of Directors. The Directors and Executive Officers of the Company are as follows:

NAME                          AGE                          POSITION
----                          ---                          --------
James J. Maguire............  68     Chairman of the Board of Directors and Chief
                                     Executive Officer
James J. Maguire, Jr. ......  41     Director, President and Chief Operating Officer
Sean S. Sweeney.............  44     Director, Executive Vice President
Elizabeth H. Gemmill........  56     Director
William J. Henrich, Jr. ....  73     Director
Paul R. Hertel, Jr. ........  74     Director
Thomas J. McHugh............  70     Director
Michael J. Morris...........  67     Director
Dirk A. Stuurop.............  53     Director
J. Eustace Wolfington.......  69     Director
James L. Zech...............  44     Director
Craig P. Keller.............  51     Senior Vice President, Secretary, Treasurer, and
                                     Chief Financial Officer

     See "Nominees for Director" for the biographies of the Directors.

     CRAIG P. KELLER, age 51, joined the Company as Vice President and Chief Financial Officer in December 1992 and was appointed Secretary in 1993, Treasurer in 1997 and Senior Vice President in 1999. Mr. Keller was previously employed by Reliance Insurance Group, Inc., a subsidiary of Reliance Group Holdings, where he served in various financial capacities from 1985 through 1992, including Assistant Vice President from June 1991 to December 1992. Mr. Keller, formerly with Coopers & Lybrand, is a Certified Public Accountant.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the ownership of the Company's common stock as of March 31, 2002 by: (i) each person known to the Company to own beneficially more than 5% of the outstanding common stock;
(ii) each of the Company's nominees for directors and persons referred to in the Summary Compensation Table; and (iii) all of the directors and executive officers as a group. As used in this table, "beneficially owned" means the sole or shared power to vote or dispose of, or to direct the voting or disposition of, the shares, or the right to acquire such power within 60 days after March 31, 2002 with respect to any shares.

                                                                 SHARES         PERCENT
                                                              BENEFICIALLY    BENEFICIALLY
NAME(1)                                                         OWNED(2)         OWNED
-------                                                       ------------    ------------
James J. Maguire............................................   3,584,781(3)       16.6%
Elizabeth H. Gemmill........................................         950             *
William J. Henrich, Jr. ....................................       6,000             *
Paul R. Hertel, Jr. ........................................      18,000(4)          *

                                                                 SHARES         PERCENT
                                                              BENEFICIALLY    BENEFICIALLY
NAME(1)                                                         OWNED(2)         OWNED
-------                                                       ------------    ------------
Thomas J. McHugh............................................       8,000             *
James J. Maguire, Jr. ......................................     663,215(5)        3.1%
Michael J. Morris...........................................       5,000             *
Sean S. Sweeney.............................................     104,873(6)          *
Dirk A. Stuurop.............................................      12,163             *
J. Eustace Wolfington.......................................     350,930           1.6%
James L. Zech...............................................      10,000             *
Craig P. Keller.............................................       3,258             *
Thomas G. Maguire...........................................     817,628(7)        3.8%
The Federated Kaufmann Fund.................................   1,455,000(8)        6.7%
Capital Group International, Inc. and Capital Guardian Trust
  Company...................................................   1,227,800(9)        5.7%
FMR Corp....................................................   2,001,407(10)       9.3%
All Directors and Executive Officers as a Group (12
  persons)..................................................   4,767,170          21.9%

---------------------------

  *  Less than 1%

 (1) The named shareholders' business address is One Bala Plaza, Suite 100, Bala Cynwyd, PA 19004, except that, the business address of: The Federated Kaufmann Fund is 140 E. 45th Street, 43rd Floor, New York, NY 10017; Capital Group International, Inc. and Capital Guardian Trust Company is 11100 Santa Monica Blvd., Los Angeles, CA 90025; and FMR Corp. is 82 Devonshire Street, Boston, MA 02109.


 (2) To the Company's knowledge, the persons named in the table have sole voting and investment power with respect to all shares of common stock shown as beneficially owned by them, unless otherwise noted in the footnotes to this table.


 (3) Of these shares, 1,750,500 are owned jointly by Mr. Maguire and his wife Frances Maguire, as to which Mr. Maguire shares the voting and investment power with his wife; 254,266 shares are owned by The Maguire Foundation of which Mr. Maguire is co-director with his wife; and 200,000 are owned of record by his wife. Mr. Maguire disclaims beneficial ownership of the 200,000 shares owned of record by his wife.

 (4) Record owner is P&E Limited Partnership, a family limited partnership of which Mr. Hertel and his wife are general partners. Mr. Hertel has shared voting and investment power with his wife with respect to these shares.

 (5) Of these shares, 110,816 shares are owned by a trust for the benefit of Mr. James J. Maguire, Jr.; 408,364 shares are in trusts for the other children of Mr. James J. Maguire, of which Mr. James J. Maguire, Jr. is deemed to be beneficial owner of such shares because he has shared voting and investment power of such shares as co-trustee of these trusts; and 136,250 shares are subject to currently outstanding options exercisable on or before 60 days from March 31, 2002.

 (6) Shares beneficially owned include 24,500 shares subject to currently outstanding options exercisable on or before 60 days from March 31, 2002.

 (7) These shares are owned by trusts for the children of Mr. James J. Maguire and Mr. Thomas G. Maguire is deemed to be beneficial owner of such shares because he has shared voting and investment power of such shares as co-trustee of these trusts.

 (8) According to the Schedule 13G filed with the Company by The Federated Kaufmann Fund, these shares were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with, or as a participant in, any transaction having such purposes or effect.

 (9) According to the Schedule 13G filed with the Company, Capital Group International, Inc. is the parent holding company of a group of investment management companies. The investment management companies, which include a "bank" (Capital Guardian Trust Company) as defined in Section 3(a)(6) of the Securities and Exchange Act of 1934 and several investment advisors registered under Section 203 of the Investment Advisors Act of 1940, provide investment advisory and management services for their respective clients which include registered investment companies and institutional accounts. Capital Group International, Inc. does not have investment power or voting power over the 1,227,800 shares. Capital Guardian Trust Company serving as the investment manager of various institutional accounts has sole voting power for 936,700 shares and sole dispositive power for 1,227,800 shares. Capital Group International, Inc. and Capital Guardian Trust Company disclaim beneficial ownership pursuant to Rule 13d-4 under the Securities and Exchange Act of 1934.

(10) According to the Schedule 13G filed with the Company by FMR Corp., these shares were acquired in the ordinary course of business, were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with, or as a participant in, any transaction having such purposes or effect. The number of shares shown as beneficially owned is based upon information obtained by the Company from FMR Corp. subsequent to the filing in February 2002 of the last amendment to its Schedule 13G.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires that the Company's officers and directors, and persons who own more than ten percent of a registered class of the Company's equity securities, file reports of ownership and changes in ownership with the SEC. Officers, directors, and greater than ten percent shareholders are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     Based solely on its review of the copies of such forms received by it, for the period January 1, 2001 through December 31, 2001, or its knowledge that no Forms 5 were required for certain reporting persons, the Company believes that all filing requirements applicable to its officers and directors were complied with, except for one late filing of a Form 4 in connection with one transaction for Mr. Sweeney, one late filing of a Form 4 in connection with two transactions for Mr. Maguire, Jr. in his capacity as co-trustee, two late filings of Forms 4 totaling two transactions for Mr. Wolfington and one late filing of a Form 3 for Mr. Zech.

                             EXECUTIVE COMPENSATION

     The following table sets forth certain information with respect to compensation paid or accrued by the Company during each of the last three years to the Company's Chief Executive Officer, and each of the Company's other executive officers.

                           SUMMARY COMPENSATION TABLE


                                                                       LONG-TERM
                                                                  COMPENSATION AWARDS
                                                  ANNUAL          -------------------
                                               COMPENSATION          NO. OF SHARES
                                           --------------------       UNDERLYING           ALL OTHER
NAME AND PRINCIPAL POSITION         YEAR   SALARY($)   BONUS($)       OPTIONS(#)        COMPENSATION($)
---------------------------         ----   ---------   --------   -------------------   ---------------
James J. Maguire, Chief             2001    600,000    500,000(2)            --             144,969(3)(5)
  Executive Officer and             2000    813,750         --               --             179,442(3)(5)
  Chairman of the Board             1999    845,048         --               --             165,000(3)(5)

James J. Maguire, Jr., Director,    2001    275,000    100,000(1)        50,000               5,049(3)(4)
  President and Chief               2000    250,000     65,000(1)         5,000                 637(3)
  Operating Officer                 1999    238,462         --          100,000               6,135(3)(4)

Sean S. Sweeney, Director and       2001    230,000    100,000(1)       100,000              12,699(3)(4)
  Executive Vice President          2000    220,000     32,500(1)        40,000               8,287(3)
                                    1999    218,077     30,000(1)            --               9,986(3)(4)

Craig P. Keller, Senior Vice        2001    215,000     50,000(1)        37,500              13,888(3)(4)
  President, Secretary, Treasurer,  2000    210,000     32,500(1)         5,000               8,758(3)
  and Chief Financial Officer       1999    193,678         --               --              10,349(3)(4)


---------------------------
(1) Such bonus amounts were earned in the year indicated and paid in the subsequent year.

(2) This constitutes a bonus earned with respect to services rendered by James
    J. Maguire in 2001; such bonus is not payable unless and until the Company's shareholders approve the continuation of the Company's Cash Bonus Plan.

(3) Includes both matching and profit sharing contributions by the Company under its defined contribution plan, as well as premiums paid on term life insurance policies.

(4) Includes the discount from the fair market value of the Company's common stock purchased pursuant to the Company's Employee Stock Purchase Plan.

(5) Pursuant to an agreement between the Company and a trust created by Mr. James J. Maguire and his wife, Frances M. Maguire, the trust has purchased a split-dollar life insurance policy on the joint lives of Mr. Maguire and his wife. Under the agreement, the Company pays the premium on the policy and the trust is the beneficiary of the insurance policy. However, the Company has been granted a security interest in the death benefit of the policy equal to the sum of all premium payments made by the Company. The arrangement is designed so that if the assumptions made as to mortality experience, policy dividends and other factors are realized, the Company, upon the death of the survivor of Mr. Maguire and his wife or the surrender of the policy, will recover all of its insurance premium payments which do not include certain amounts paid to Mr. Maguire, as described below. The premium paid by the Company in 2001, 2000 and 1999 pursuant to this arrangement was $338,174 each year. The amount in this column does not include such premium payment. However, the amount in this column includes the sum of each future years' present value of the imputed interest on such premium payment (adjusted for the cost of term insurance based upon the joint lives of Mr. Maguire and his wife). The interest amount calculated for 2001, 2000 and 1999 is $129,572, $163,041 and $148,065, respectively.
    Pursuant to the split dollar arrangement described above, Mr. Maguire receives each year an amount equal to the portion of the annual premium due and payable on the life insurance policy which is not paid by the Company pursuant to the above described formula, but paid by Mr. Maguire. The amount reported in this column included said amount totaling $7,747, $7,756 and $7,181 in 2001, 2000 and 1999, respectively.

                              STOCK OPTION GRANTS

     The following table contains information concerning the grant of stock options during 2001 to the Company's Chief Executive Officer and each of the Company's other executive officers. There were no stock appreciation rights ("SARs") granted in 2001 to the named persons.

                             OPTION GRANTS IN 2001

                                                                                          POTENTIAL REALIZABLE
                                                   INDIVIDUAL GRANTS                        VALUE AT ASSUMED
                                 ------------------------------------------------------     ANNUAL RATES OF
                                                 % OF TOTAL                                   STOCK PRICE
                                 NO. OF SHARES    OPTIONS                                   APPRECIATION FOR
                                  UNDERLYING     GRANTED TO   EXERCISE OR                    OPTION TERM($)
                                    OPTIONS      EMPLOYEES     BASE PRICE    EXPIRATION   --------------------
NAME                              GRANTED(1)      IN 2001      ($/SHARE)        DATE         5%         10%
----                             -------------   ----------   ------------   ----------   ---------  ---------
James J. Maguire...............         --            --             --            --            --         --
James J. Maguire, Jr. .........     50,000           8.7%        $26.00       1/09/11       817,600  2,071,900
Sean S. Sweeney................     35,000           6.1%        $26.00       1/09/11       572,300  1,450,300
                                    65,000          11.4%        $29.80       8/31/11     1,218,200  3,087,100
Craig P. Keller................     25,000           4.4%        $26.00       1/09/11       408,800  1,035,900
                                    12,500           2.2%        $29.80       8/31/11       234,300    593,700

---------------------------
(1) Options with expiration date of 1/09/11 are exercisable after the fifth anniversary from date of grant; options with expiration date of 8/31/11 vest one-fifth on the first, second, third, fourth, and fifth anniversaries of the grant date.

                      STOCK OPTION EXERCISES AND HOLDINGS

     The following table sets forth information relating to the exercise of stock options and the number and value of options and SARs held at December 31, 2001 by the Company's Chief Executive Officer and by each of the Company's other executive officers.

                  AGGREGATED OPTION/SAR EXERCISES IN 2001 AND
                     OPTION VALUES AT DECEMBER 31, 2001(1)

                                                           NUMBER OF SECURITIES          VALUE OF UNEXERCISED
                                                          UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                               OPTIONS/SARS                 OPTIONS/SARS AT
                                SHARES        VALUE        AT FISCAL YEAR END(#)          FISCAL YEAR END($)
                              ACQUIRED ON   REALIZED    ---------------------------   ---------------------------
                              EXERCISE(#)    ($)(2)     EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
                              -----------   ---------   -----------   -------------   -----------   -------------
James J. Maguire............         --            --          --             --              --             --
James J. Maguire, Jr.(3)....     63,750     1,604,100     136,250        157,900       3,869,200      3,128,200
Sean S. Sweeney(4)..........    136,667     2,322,855      24,500        140,000         724,800      1,815,200
Craig P. Keller(5)..........     11,875       220,281          --         67,500              --        896,400

---------------------------
(1) All share and per share amounts granted prior to November 1997 were restated to reflect a two-for-one split of the Company's common stock distributed in November 1997.

(2) An individual, upon exercise of an option, does not receive cash equal to the amount contained in the Value Realized column of this table. Instead, the amount contained in the Value Realized column reflects the increase in the price of the Company's common stock from the option grant date to the option exercise date. No cash is realized until the shares received upon exercise of an option are sold.

(3) Exercise price of: $9.313 for 136,250 options; $8.500 for 2,900 options; $13.875 for 100,000 options; $22.813 for 5,000 options; and $26.000 for
    50,000 options.

(4) Exercise price of: $8.125 for 24,500 options; $14.375 for 35,000 options; $22.813 for 5,000 options; $26.000 for 35,000 options; and $29.800 for
    65,000 options.

(5) Exercise price of $20.500 for 25,000 options; $22.813 for 5,000 options; $26.00 for 25,000 options; and $29.800 for 12,500 options.

                             DIRECTORS COMPENSATION

     Non-employee directors receive annual compensation of $21,000, plus $1,500 for each Board meeting attended and $700 for each Committee meeting attended. Non-employee directors may designate a portion of their fees to be used for the purchase of shares of the Company's common stock under the terms of the Directors Stock Purchase Plan. Directors who are employees of the Company do not receive any additional compensation for serving as Directors or attending Board or Committee meetings.

                             COMPENSATION COMMITTEE
                        REPORT ON EXECUTIVE COMPENSATION

     The Compensation Committee (the "Compensation Committee") of the Board of Directors is responsible for administering the compensation program for the Company's executives, including the executive officers named in the Summary Compensation Table. The Compensation Committee is composed exclusively of independent, non-employee directors who are not eligible to participate in any of the Company's executive compensation programs. All decisions by the Compensation Committee relating to the compensation of the Company's executive officers are reviewed by the Board of Directors.

     COMPENSATION PHILOSOPHY. The Company's executive compensation program is based upon a pay-for-performance philosophy. The Company is committed to a strong link between its business and strategic goals and its compensation program. The financial goals for certain elements of the compensation program are reviewed and approved by the Board in conjunction with its approval of the Company's strategic and operating plans.

     BASE SALARY. An executive's base salary is determined by an assessment of his or her sustained performance, experience, scope and job demands, as well as current salary levels at peer companies. While some of these companies are in the Nasdaq Insurance Stocks Index and some are not, they were generally selected for the peer group because they were considered comparable to the Company, either in terms of market capitalization or because they compete with, or are in lines of business related to, the Company's business.

     ANNUAL INCENTIVES. The Company utilizes cash bonuses as a principal method of tying compensation to performance. The cash bonus for the CEO, if any, is calculated based on an earnings per share formula. Other executive's cash bonuses also are based upon an earnings per share formula and, with respect to marketing executives, upon production and profitability goals. The Company believes that the cash bonus creates a direct link between the Company's profitability and the compensation of executives. Incentive compensation is also provided by the Stock Option Plan and the awarding of Stock Appreciation Rights.


     RATIONALE FOR CHIEF EXECUTIVE OFFICER COMPENSATION. In setting Mr. Maguire's 2001 base salary and bonus, the Compensation Committee considered, among other factors, compensation levels for chief executive officers of other peer specialty property and casualty insurance companies, Mr. Maguire's experience and knowledge of the industry and the favorable developments achieved by the Company in 2000 under Mr. Maguire's leadership. These developments included $23.1 million of net operating income, the reaffirmation of the A+ (Superior) rating from A.M. Best Company for the Company's insurance subsidiaries, the successful integration and expansion of the personal lines business subsequent to the acquisition of Liberty American Insurance Group, Inc., the continued expansion of the Company's marketing efforts, and the continued development of the Preferred Agent program.


     POLICY ON DEDUCTIBILITY OF COMPENSATION. Section 162(m) of the Internal Revenue Code ("Section 162(m)") limits to $1.0 million the annual tax deduction for compensation paid to the Chief Executive Officer and any of the four highest paid other executive officers, unless certain requirements for performance-based compensation are met. The Compensation Committee considered these requirements and designed the Cash Bonus Plan of the Chief Executive Officer and the Stock Option Plan, accordingly. The Compensation Committee currently intends to continue to comply with the requirements of Section 162(m) but reserves the right to alter the Cash Bonus Plan and the Stock Option Plan if it believes that doing so would be in the best interests of the Company and its shareholders.


                                          J. Eustace Wolfington, Chairman
                                          Paul R. Hertel, Jr.
                                          Michael J. Morris

                            STOCK PERFORMANCE GRAPH

     The graph below compares the cumulative total shareholder return on the Company's common stock with the cumulative total return of the NASDAQ Stock Market (U.S.) ("NASDAQ -- US") Index and the NASDAQ Insurance Stocks Index (SIC Codes 631 and 633) ("NASDAQ -- INS"). The comparison assumes $100 was invested on December 31, 1996 in the Company's common stock and in each of the foregoing indices and assumes reinvestment of dividends monthly.

                                     GRAPH

           --------------------------------------------------------------------------------------------------
                                         1996        1997        1998        1999        2000        2001
           --------------------------------------------------------------------------------------------------
            Philadelphia Consolidated
              Holding Corp.             100.00      152.69      194.62      124.73      265.59      324.39
            The NASDAQ Stock Market
              (US)                      100.00      122.48      172.68      320.83      192.98      153.12
            NASDAQ Insurance Stocks     100.00      146.73      130.73      101.41      127.35      136.51

                           INDEPENDENT AUDITORS FEES

     In addition to retaining PricewaterhouseCoopers LLP ("PWC") to audit the consolidated financial statements for 2001, the Company retained PWC to provide various other services in 2001, and expects to continue to do so in the future. The aggregate fees billed for professional services by PWC in 2001 for these various services were:

     - Audit Fees: $114,145 for services rendered for the annual audit of the Company's consolidated financial statements for 2001 and the quarterly reviews of the financial statements included in the Company's Forms 10-Q.

     - Financial Information Systems Design and Implementation Fees:  None.

     - All Other Fees: $99,014, which consists primarily of fees for services rendered with respect to the Company's November 2001 public offering and the Company's insurance subsidiaries actuarial certifications.

                             AUDIT COMMITTEE REPORT

     The Audit Committee of the Board of Directors (the "Audit Committee") is comprised of the four directors named below. Each member of the Audit Committee is an independent director under the rules of the National Association of Securities Dealers, Inc. through its Nasdaq Stock Market Inc. subsidiary. The Audit Committee has adopted a written charter which has been approved by the Board of Directors. The Audit Committee has reviewed and discussed the Company's audited financial statements with management, which has primary responsibility for the financial statements. PricewaterhouseCoopers LLP, the Company's independent auditors for 2001, are responsible for expressing an opinion on the conformity of the Company's audited financial statements with generally accepted accounting principles. The Audit Committee has discussed with PricewaterhouseCoopers LLP the matters that are required to be discussed by Statement on Auditing Standards No. 61 (Communication With Audit Committees). PricewaterhouseCoopers LLP has provided to the Audit Committee the written disclosures and the letter required by Independence Standards Board Standard No. 1 (Independence Discussions with Audit Committees), and the Audit Committee discussed independence matters with PricewaterhouseCoopers LLP. The Audit Committee also considered whether PricewaterhouseCoopers LLP's provisions of non-audit services is compatible with PricewaterhouseCoopers LLP's independence.

     Based on the considerations referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company's Annual Report on Form 10-K for 2001. The foregoing report is provided by the following independent directors, who constitute the Audit Committee:


                                          Paul R. Hertel, Jr., Chairman
                                          William J. Henrich, Jr.
                                          J. Eustace Wolfington
                                          Michael J. Morris


2.  APPROVAL OF APPOINTMENT OF INDEPENDENT AUDITORS

     Subject to the shareholders' approval, the Board of Directors has appointed the firm of PricewaterhouseCoopers LLP, which served as the Company's independent auditors for the year 2001, to serve as the Company's independent auditors for the year 2002. If the shareholders do not approve this appointment by the affirmative vote of a majority of shares present in person or represented by proxy at the meeting, other independent auditors will be considered by the Board.

     A representative of PricewaterhouseCoopers LLP is expected to be present at the meeting and will have the opportunity to make a statement if the representative desires to do so. The representative is also expected to be available to respond to appropriate questions.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

3. APPROVAL OF AMENDMENT TO ARTICLES OF INCORPORATION TO INCREASE AUTHORIZED COMMON SHARES


     The Company's Articles of Incorporation, as amended (the "Articles"), currently authorize the issuance by the Company of 50,000,000 shares of common stock. As of March 22, 2002, the Company had outstanding approximately 21,559,334 shares of common stock and options to purchase an additional 1,478,575 shares of common stock. Upon review of the Company's current capital structure, the Board of Directors adopted an amendment to the Articles to increase the authorized number of shares of common stock to 100,000,000 shares and has directed that the proposed amendment be submitted to a vote of the Shareholders.

Under this amendment, the first section of Article 5 of the Articles would be amended and restated in its entirety to read as follows:

     "5. The aggregate number of shares which the Corporation shall have authority to issue is 100,000,000 shares of common stock, no par value, and 10,000,000 shares of Preferred Stock with a par value of $.01 per share."

     While there are no current plans to issue additional shares of common stock beyond the limits currently authorized by the Articles, this proposal would permit the Company to maintain the flexibility of having sufficient authorized capital for possible stock splits, stock dividends, stock and convertible debt or equity offerings, acquisitions and other corporate purposes. Based on the foregoing, the Board has approved this proposal and hereby submits it to the shareholders of the Company for approval.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

4. APPROVAL AND ADOPTION OF THE AMENDMENT AND RESTATEMENT OF THE COMPANY'S EMPLOYEE STOCK OPTION PLAN

     Effective March 25, 2002, the Board of Directors, at the recommendation of the Compensation Committee, approved the amendment and restatement of the Company's Stock Option Plan, subject to the approval of the shareholders of the Company, in order to increase the aggregate maximum number of shares of the Company's common stock as to which options may be granted under the Stock Option Plan from 2,475,000 to 3,500,000 and to make minor changes to plan administration. The number of shares of common stock for which options may be granted under the Stock Option Plan was originally 1,237,500 and was increased to 2,475,000 by operation of the provisions of the Stock Option Plan in connection with a two-for-one stock split of the Company's common stock that was distributed to shareholders in November 1997. As of March 22, 2002, options for the purchase of 2,460,275 shares of common stock have been exercised or remain outstanding.

     The Stock Option Plan, as amended and restated, is intended to secure for the Company the benefits of the additional incentive inherent in the ownership of its common stock by selected employees of the Company and its subsidiaries, and to help the Company and its subsidiaries secure and retain the services of those employees.

     On March 21, 2002, the closing price of the Company's common stock on the NASDAQ National Market System was $39.11 per share.

     The key provisions of the Stock Option Plan, as amended and restated, are as follows:

NUMBER OF SHARES

     The number of shares of common stock available for grants of options under the Stock Option Plan is increased to 3,500,000, subject to adjustment in the event there is a stock split, stock dividend, reclassification or recapitalization which changes the character or amount of the Company's outstanding common stock (each a "Capitalization Change"). If any options granted under the Stock Option Plan terminate or expire without being exercised, the shares of common stock allocated to those options will become available for subsequent grants under the terms of the Stock Option Plan. The Company may use shares of common stock it has purchased, authorized and unissued shares, or shares held in the Company's treasury (or any combination of such shares) for the Stock Option Plan. There shall be reserved at all times for issuance under the Stock Option Plan a number of shares of common stock (either authorized and unissued shares or shares held in the Company's treasury, or both) equal to the maximum number of shares which may be distributed under the Stock Option Plan.

ADMINISTRATION

     The Stock Option Plan will be administered by the Compensation Committee, and/or by any other committee or committees designated by the Board of Directors, or by the Board of Directors itself (the administrative committee for the Stock Option Plan is referred to in this section as the "Committee"). To the extent possible, and at the discretion of the Board of Directors, the Stock Option Plan will be administered by a committee consisting of two or more members of the Board of Directors who qualify both as "non-employee" directors (as that term is used in Rule 16b-3 under the Securities Exchange Act of 1934, as amended) and as "outside" directors (as that term is defined for purposes of
Section 162(m) of the Internal Revenue Code of 1986, as amended (the "Code")).

ELIGIBILITY

     All employees, including employees who are members of the Board of Directors, are eligible to receive options under the Stock Option Plan. As of the date of this proxy statement there were approximately 600 employees eligible to receive options under the Stock Option Plan.

TERM OF STOCK OPTION PLAN

     The Stock Option Plan will continue in effect until it is terminated, which may be done at any time by action of the Board of Directors.

NUMBER OF OPTION GRANTS

     The Committee has the authority to determine which employees will be granted options under the Stock Option Plan and the number of options to be granted; provided, however, that no employee may be granted options to acquire more than 100,000 shares (subject to adjustment in the event of a Capitalization Change) of the Company's common stock during any calendar year. In determining the employees to whom options are to be granted and the number of shares of common stock to be subject to those options, the Committee will take into consideration the employee's present and potential contribution to the success of the Company and its subsidiaries and any other factors the Committee determines proper and relevant. Officers and directors of the Company or its subsidiaries who are also employees are eligible to receive options, but no members of the Committee will be eligible to receive options under the Stock Option Plan.

TERMS AND CONDITIONS OF OPTIONS

     The Committee has authority to set such terms and conditions on grants of options as it deems appropriate, provided the terms and conditions are consistent with the express provisions of the Stock Option Plan. The terms of an option may not be modified after the date of grant except to the extent the modification is consistent with the provisions of the Stock Option Plan (including modifications or adjustments in connection with a Capitalization Change). The time and/or conditions under which an option becomes exercisable, and the time and/or conditions under which an option terminates, may be established with respect to each option at the discretion of the Committee, provided the terms are not inconsistent with applicable provisions of the Stock Option Plan. Whenever any of the following events occur, the unexercised portion of any option automatically is forfeited:

     - the tenth anniversary of the date the option was granted;

     - the expiration of 30 days from the date of the employee's termination of employment with the Company (other than a termination for cause), unless the employee dies during that 30-day period, in which case the unexercised portion of the option is forfeited in accordance with the immediately following paragraph;

     - the expiration of six months following the issuance of letters testamentary or letters of administration to the executor or administrator of a deceased employee, if the optionee's death occurs either during the optionee's employment with the Company or during the 30-day period following the date of a not-for-cause termination of such employment, but not later than one year after the optionee's death;

     - the termination of the optionee's employment with the Company for cause, including breach by the optionee of an employment agreement with the Company or any of its subsidiaries or the optionee's commission of a felony or misdemeanor, whether or not prosecuted, against the Company or any of its subsidiaries;

     - the expiration of such period of time or the occurrence of such event as the Committee in its discretion may provide upon the granting of the option.

     Options granted under the Stock Option Plan may, up to the extent they are exercisable under the terms of the option, be exercised in whole or in part. The optionee must give notice of the exercise, indicating the number of shares of common stock to be purchased and the business day (no more than 15 days following the date notice is given) for the purchase. The optionee must provide for payment of the option exercise price specified in the option document. At the Committee's discretion, an optionee may be required to provide up to five business days notice of the optionee's intent to exercise an option. The optionee's exercise notice constitutes an irrevocable election to exercise in accordance with the terms of the notice, which may be specifically enforced by the Company. The Committee may, at its discretion, provide in option documents for alternative means of option exercise, including, but not limited to "cashless" exercise methods and provision for retention by the Company of shares of common stock in satisfaction of tax withholding obligations.

OPTION EXERCISE PRICE

     The option exercise price of all options must be equal to the fair market value of a share of the Company's common stock at the time the option is granted. The determination of fair market value is made by the Committee by reference to the closing price of the Company's common stock on the day of grant as reported on the National Market System of the National Association of Securities Dealers, Inc. Automated Quotation System, or as reported on such other stock exchange as the common stock may be listed, on such date as reported in the Wall Street Journal, or if there is no closing price reported, by reference to the average between the closing bid and asked prices for the common stock on such date as reported, or by such other method as the Committee may determine is appropriate.

RESTRICTION ON TRANSFERABILITY

     Options granted under the Stock Option Plan shall be transferable only to:

     - the optionee's executors or administrators by will or the laws of descent and distribution;

     - pursuant to the terms of a "qualified domestic relations order," within the meaning of Sections 401(a)(13) and 414(p) of the Code;

     - to the extent specifically permitted in the option document, at the discretion of the Committee, to certain family members of the optionee or to trusts for the benefit of those family members or to partnerships in which those family members are the only partners, provided that there is no consideration for the transfer and that the transferred options are subject to the same terms and conditions that were applicable prior to the transfer.

AMENDMENTS TO THE STOCK OPTION PLAN

     The Stock Option Plan may be amended at any time by the Board of Directors, except with respect to any options outstanding under the Stock Option Plan; provided, however, that any amendment which would materially increase the benefits accruing to participants under the Stock Option Plan, increase the number of shares of common stock which may be issued under the Stock Option Plan, or materially modify the eligibility requirements for participation in the Stock Option Plan will not be effective without shareholder approval.

TAX ASPECTS OF THE STOCK OPTION PLAN

     The following discussion is intended to summarize briefly the general principles of federal income tax law applicable to options granted under the Stock Option Plan as of the date of this proxy statement.

     TAXATION OF STOCK OPTIONS. A recipient of an option under the Stock Option Plan will not recognize taxable income at the time of grant, and the Company will not be allowed a deduction by reason of the grant. The optionee will, however, recognize ordinary income in the taxable year in which the optionee exercises the stock option in an amount equal to the excess of the fair market value of the shares of common stock received upon exercise at the time of exercise of the options over the exercise price of the options (the "spread"). The Company generally will be allowed a deduction in the same amount. Upon disposition of the shares of common stock received upon exercise of the option, an optionee will recognize long-term or short-term capital gain or loss, depending upon the length of time the shares of common stock were held before disposition, equal to the difference between the amount realized on disposition and the optionee's basis in the shares, which ordinarily would be the fair market value of the shares on the date the option was exercised.

     WITHHOLDING. Whenever the Company would otherwise transfer a share of common stock under the terms of the Stock Option Plan, the Company has the right to require the recipient to make available sufficient funds to satisfy all applicable federal, state and local withholding tax requirements as a condition to the transfer, or to take whatever other action the Company deems necessary with respect to its tax liabilities.

     DEDUCTIBILITY OF EXECUTIVE COMPENSATION UNDER THE MILLION DOLLAR CAP PROVISIONS OF THE INTERNAL REVENUE CODE. Section 162(m) of the Code sets limits on the deductibility of compensation in excess of $1,000,000 paid by publicly held companies to certain employees (the "Million Dollar Cap"). The IRS also has issued Treasury Regulations which provide rules for the application of the Million Dollar Cap deduction limitations. Any income recognized as ordinary compensation income on the exercise of a non-qualified stock option should be treated as "performance-based" compensation that is exempt from the deduction limitations under the Million Dollar Cap if both the plan under which the option is granted and the option grant itself comply with certain rules. The Stock Option Plan complies with these applicable rules in form. It is the Company's intention to administer the Stock Option Plan in accordance with all applicable requirements under the Million Dollar Cap rules for performance based compensation plans, including having the Stock Option Plan administered by a committee of two or more "outside" directors (as that term is used in the applicable IRS regulations). Under these circumstances, a grant of an option with an exercise price at least equal to the fair market value of the shares of common stock subject to that option on the date of grant should, on exercise, result in compensation income that is treated as "performance-based" compensation under the Million Dollar Cap rules. It is expected, therefore, that any compensation expense recognized for tax purposes on the exercise of such an option will be exempt from the Million Dollar Cap.

     As of March 22, 2002, the following persons have received or been allocated options for the following number of shares of common stock under the Stock Option Plan, adjusted for the two-for-one stock split discussed above: James J. Maguire, Chief Executive Officer and Chairman of the Board of Directors, none; James J. Maguire, Jr., Director, President and Chief Operating Officer, 357,900; Sean S. Sweeney, Director and Executive Vice President, 300,000; Craig P. Keller, Senior Vice President, Secretary, Treasurer and Chief Financial Officer, 80,000; current executive officers, as a group, 737,900; current directors who are not executive officers, as a group, none; employees, including officers who are not executive officers, as a group, 1,722,375; Christopher J. Maguire, Senior Vice President, and Timothy J. Maguire, Vice President, both of whom are officers of the Company and family members of James J. Maguire and James J. Maguire, Jr., 175,000 and 50,000, respectively.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

5.  APPROVAL OF THE CONTINUATION OF THE COMPANY'S CASH BONUS PLAN

     The Cash Bonus Plan was originally adopted by the Company, subject to the approval of the Company's shareholders, effective as of January 1, 1996. The Cash Bonus Plan, which was approved by the Company's shareholders in May 1996, is a performance-based compensation plan and is a part of the Company's integrated compensation program intended to assist the Company in motivating and retaining employees of superior ability, industry and loyalty. Performance-based bonus compensation is generally paid to certain key employees and officers of the Company on the basis of a formula based on the performance of the Company. The Cash Bonus Plan sets forth the performance-based bonus compensation program with respect to James J. Maguire, the Company's Chairman of the Board and Chief Executive Officer, and subjects the bonus compensation payable to him to certain rules and requirements applicable to "performance-based" compensation as that term is used for purposes of Section 162(m) of the Code. These rules limit the deductibility of compensation in excess of the Million Dollar Cap. In the event it is anticipated that other employees will become subject to the limitations imposed by the Million Dollar Cap, the Cash Bonus Plan may be amended in the future to subject the bonus compensation for those employees to these same requirements.

     Under applicable Treasury Regulations, bonuses paid under this type of performance-based plan may not be treated as qualified performance-based compensation after five years unless the material terms of the Cash Bonus Plan are again disclosed to the Company's shareholders and the shareholders approve the continuation of the Cash Bonus Plan. The Company's Board of Directors has, therefore, suspended the operation of the Cash Bonus Plan until such time as the material terms of the Cash Bonus Plan are disclosed to the Company's shareholders and shareholder approval of the continuation of the Cash Bonus Plan is obtained.

     The provisions of the Cash Bonus Plan are generally described below.

ELIGIBILITY

     James J. Maguire is the sole participant in the Cash Bonus Plan.

SHAREHOLDER APPROVAL AND TERM OF CASH BONUS PLAN

     The Cash Bonus Plan has been in effect since January 1, 1996 and will, if its continuation is approved by the Company's shareholders, continue until it is terminated by the Board of Directors.

BONUS ENTITLEMENT

     The participant will be paid a bonus for each year provided the performance goals established by the Cash Bonus Plan administrative committee (referred to in this section as the "Committee") for that year are met. The bonus payment for each year will be paid on or about January 15 of the next year unless the participant elects to defer all or a part of the bonus under the terms of the Company's deferred compensation plan. No bonus will be paid unless the Committee certifies that the performance goal for the year has been met. The Committee has determined that James J. Maguire has earned a $500,000 bonus under the terms of the Company's Cash Bonus Plan with respect to services rendered by James J. Maguire in 2001; such bonus is not payable unless and until the Company's shareholders approve the continuation of the Company's Cash Bonus Plan.

AMOUNT OF BONUS AND ESTABLISHMENT OF PERFORMANCE GOALS

     In general, if the Company achieves a specified level of earnings per share of its common stock, determined without taking into account capital gains or losses of the Company, the participant will receive a bonus under the Cash Bonus Plan. Depending on the level of earnings achieved, the amount of the bonus will vary. In no event will the bonus for a single year be in excess of $500,000.

     The performance goals described above and the percentages applicable for the determination of the bonus payable for any year will be established by the Committee no later than 90 days after the beginning of the year. In no case will the performance goal be established at a time when the achievement of the goal is not substantially uncertain. If the Committee does not establish a performance goal for a year, the goal in effect for the prior year will be continued in effect.

     If the participant is not employed on the last day of the year, the participant's bonus will be prorated based on the portion of the year the participant was employed.

ADMINISTRATION OF THE CASH BONUS PLAN

     The Cash Bonus Plan is administered by a committee of the Board of Directors consisting of two or more "outside directors" (as that term is defined for purposes of Code Section 162(m)). The resolution of any questions with respect to payments and entitlements pursuant to the provisions of the Cash Bonus Plan shall be determined by the Committee, and all such determinations shall be final and conclusive.

AMENDMENT AND TERMINATION OF THE CASH BONUS PLAN

     The Company, acting through its Board of Directors, may terminate the Cash Bonus Plan at any time. In addition, the Cash Bonus Plan may be amended by the Company, acting through its Board of Directors, from time to time. No actions by the Company can be taken with respect to the Cash Bonus Plan that would reduce the amount of a bonus payment that is due but has not yet been paid. Further, no amendment that would increase the amount of the bonus under the Cash Bonus Plan will be effective unless it is approved by the Committee and disclosed to and approved by the shareholders of the Company.

FEDERAL TAX ISSUES

     The Million Dollar Cap (as established under Code Section 162(m) and related Treasury Regulations) limits the deductibility of compensation in excess of $1,000,000 to certain employees of publicly held companies unless the compensation comes within certain exceptions. One exception to the Million Dollar Cap is available for "performance-based" compensation. In order for a bonus payment to be within this exception to the Million Dollar Cap, a number of requirements must be satisfied, including the establishment of performance goals by a committee of two or more "outside" members of the Company's Board of Directors (a "compensation committee"), disclosure to the shareholders of the material terms of the cash bonus plan under which such a bonus is to be paid, and approval by the shareholders of the cash bonus plan. Additional rules apply to the ongoing administration of the cash bonus plan. Any cash bonus plan paying performance-based compensation based on discretionary performance goals set by a compensation committee is also required to be disclosed to and reapproved by shareholders at certain intervals.

     The Cash Bonus Plan is intended to pay compensation only on the attainment of the performance goals established by the Committee. If the Cash Bonus Plan is put into effect in accordance with its terms, the bonuses paid under the Cash Bonus Plan should constitute "performance based" compensation that is exempt from the Million Dollar Cap provided the continuation of the Cash Bonus Plan is approved by the Company's shareholders, and provided further that the Cash Bonus Plan is administered in accordance with the provisions set forth in the Cash Bonus Plan. No bonuses are payable under the Cash Bonus Plan unless and until the Cash Bonus Plan is reapproved by the Company's shareholders.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.


6.  APPROVAL OF THE COMPANY'S NONQUALIFIED EMPLOYEE STOCK PURCHASE PLAN


     In March 2002, the Philadelphia Insurance Companies Nonqualified Employee Stock Purchase Plan (the "Nonqualified Stock Purchase Plan") was adopted by the Board of Directors, subject to the approval of the Company's shareholders. The Nonqualified Stock Purchase Plan is an employee stock purchase plan that is not intended to comply with the requirements of Section 423 of the Code.

     Under the Nonqualified Stock Purchase Plan, subject to the approval of the Nonqualified Stock Purchase Plan by the shareholders of the Company, shares of the Company's common stock, no par value (the "Shares"), will be offered for sale to employees. The purpose of the Stock Purchase Plan is to assist the Company and its Subsidiaries in recruiting and retaining the employment of employees by offering them a greater stake in the Company's success and a closer identity with it, and to aid in obtaining the services of individuals whose employment would be helpful to the Company and would contribute to its success through a continuing opportunity to purchase shares of the Company's common stock in periodic offerings.

     The maximum number of shares available for purchase under the Nonqualified Stock Purchase Plan is one million (1,000,000), subject to adjustment in the event of certain events affecting the common stock of the Company, such as a stock split or stock dividend. The provisions of the Nonqualified Stock Purchase Plan are generally described below.

ELIGIBILITY

     All employees of the Company and of the Company's subsidiaries which are designated, at the discretion of the administrative committee for the Nonqualified Stock Purchase Plan (referred to herein as the "Committee"), as participating in the Nonqualified Stock Purchase Plan are eligible to participate in the Nonqualified Stock Purchase Plan except employees who are customarily employed for 20 hours per week or less, or who are customarily employed five months per calendar year or less. Approximately six hundred (600) employees, including the Company's executive officers, will be eligible to participate in the Nonqualified Stock Purchase Plan.

PARTICIPATION, PAYROLL DEDUCTIONS AND PURCHASES

     Employees who are eligible to participate in the Nonqualified Stock Purchase Plan may elect to purchase Shares during one-month "offering periods" established from time to time by the Committee. An employee elects to participate by delivering to the Committee a subscription agreement specifying the number of Shares to be purchased for an offering period. The purchase of the Shares will generally occur on the last day of the offering period, and the price for the Shares purchased is the lesser of 85% of the fair market value of the Shares on the first business day of the offering period or the date the Shares are purchased. Under the Nonqualified Stock Purchase Plan, fair market value is generally determined by reference to reported prices of the Shares when they are publicly traded, and is determined by the Committee if the Shares are not publicly traded.

     Each employee purchasing Shares under the Nonqualified Stock Purchase Plan will be required to execute a note evidencing his or her unconditional obligation to pay the purchase price to the Company or to any subsequent holder of the note. Under the terms of the note, the purchase price for the Shares will be paid by means of equal, regular payroll deductions over a period of 108 months. In the event the employee's compensation drops below the amount required to make such payments through withholding (as a result of a leave of absence or any other reason) the employee will be personally obligated to make the payments required during that 108-month period. The payment of the purchase price under the note will be without interest. If an employee ceases to be employed by the Company or any subsidiary, the outstanding principal balance payable under his or her note, if any, is payable in full within 30 days of terminating employment. The Shares purchased will be held in an account and pledged as collateral to secure repayment of the employee's note until the note is paid in full. There is no provision for changing the manner in which payments for the Shares are to be made, except that an employee may pay the outstanding balance due with respect to his or her Shares at any time.

LIMITS ON PURCHASE OF SHARES

     In addition to the aggregate limitation on the number of Shares available for purchase under the Nonqualified Stock Purchase Plan, no employee shall be permitted to purchase Shares in excess of the limitation or limitations as may be imposed by the Committee from time to time. These limitations may be established on an offering period basis, or on such other basis as the Committee determines to be appropriate.

SHAREHOLDER APPROVAL AND TERM OF NONQUALIFIED STOCK PURCHASE PLAN

     The adoption of the Nonqualified Stock Purchase Plan is subject to approval by the shareholders of the Company. If the Nonqualified Stock Purchase Plan is not approved, it will be null and void. The Nonqualified Stock Purchase Plan shall become effective as of May 1, 2002 if approved at by the Company's shareholders at the annual meeting scheduled for that date, and shall continue in effect until the Nonqualified Stock Purchase Plan is terminated by action of the Board of Directors, or as of such date as there are no additional Shares available for purchase and no Shares previously purchased that remains subject to the provisions of the Nonqualified Stock Purchase Plan, whichever occurs first.

RESALE RESTRICTIONS

     Any Shares purchased under the Nonqualified Stock Purchase Plan are restricted, and may not be sold, transferred, made subject to any lien or otherwise disposed of for a period of five years (measured from the first day of the applicable offering period). An attempt to sell, transfer, make subject to any lien or otherwise dispose of Shares during the restricted period results in forfeiture to the Company on payment by the Company of the lesser of the fair market value of the Shares or the purchase price paid for the Shares. To the extent the Shares are collateral security for any unpaid purchase price, the Shares may also be taken back by the Company in satisfaction of the unpaid purchase price if there is an attempted sale during the restricted period.

TERMINATION OF EMPLOYMENT

     If an employee ceases to be employed by the Company or any of its subsidiaries on account of the employee's retirement, death or disability, the employee (or, in the case of the employee's death, the employee's beneficiary if one has been designated or the employee's estate otherwise) will be entitled to the Shares held in the employee's investment account maintained under the Nonqualified Stock Purchase Plan for these purposes, provided the Participant's payment obligation with respect to such Shares is satisfied. The Company's right to repurchase during the five-year "restricted period" for the lesser of the purchase price or current fair market value will lapse with respect to such an employee's Shares. If an employee ceases to be employed by the Company or any of its subsidiaries for any reason other than retirement, disability or death, any Shares purchased under the Nonqualified Stock Purchase Plan which have not been held beyond the five-year "restricted period" may be repurchased by the Company for the lesser of the fair market value of the Shares or the purchase price paid for the Shares. A certificate or certificates for those of the employee's Shares which are not repurchased by the Company under the terms of the Nonqualified Stock Purchase Plan will be issued as soon as practicable after the employee's payment obligation is satisfied. In all events, the Shares are also collateral security for the employee's payment obligation with respect to the purchase and may be taken by the Company in satisfaction of that obligation following any termination of employment if the payment obligation is not otherwise satisfied.

ADMINISTRATION OF THE NONQUALIFIED STOCK PURCHASE PLAN

     The Nonqualified Stock Purchase Plan is administered by the Committee. The Committee will be the compensation committee of the Board of Directors of the Company, unless the Board of Directors determines to appoint a different committee to administer the Nonqualified Stock Purchase Plan or determines to administer the Nonqualified Stock Purchase Plan itself. The Committee has discretionary authority to interpret the Nonqualified Stock Purchase Plan, to issue rules for administering the Nonqualified Stock Purchase Plan, to change, alter, amend or rescind such rules, and to make all other determinations necessary or appropriate for the administration of the Nonqualified Stock Purchase Plan. The Committee's determinations, interpretations and constructions are final and conclusive. If the Committee is a committee appointed by the Board of Directors, its members will serve at the discretion of the Board of Directors.

AMENDMENT AND TERMINATION OF THE NONQUALIFIED STOCK PURCHASE PLAN

     The Board of Directors of the Company may amend the Nonqualified Stock Purchase Plan at its discretion except that an amendment which increases the maximum number of shares available for purchase under the Nonqualified Stock Purchase Plan, which materially increases the benefits accruing to employees under the Nonqualified Stock Purchase Plan, or which expands the classes of individuals who are eligible to participate in the Nonqualified Stock Purchase Plan, can only be made with shareholder approval. The Board of Directors of the Company has the right to terminate the Nonqualified Stock Purchase Plan at any time. On termination of the Nonqualified Stock Purchase Plan, Shares held for employees will be transferred to a successor stock purchase plan, if there is one, or will be issued to the employees on satisfaction of all payment obligations for the Shares.

ADJUSTMENT IN CASE OF CHANGES AFFECTING SHARES

     If there is a subdivision or split of outstanding Shares, payment of a stock dividend, or similar change affecting the Shares, the Share limits applicable under the Plan, including the limitation on the aggregate number of Shares available for purchases, will be adjusted appropriately, as may be deemed equitable by the Committee.

CERTAIN FEDERAL INCOME TAX EFFECTS OF NONQUALIFIED STOCK PURCHASE PLAN PARTICIPATION

     The following discussion summarizes general principles of federal income tax law applicable to the Nonqualified Stock Purchase Plan and the shares of common stock acquired under the Nonqualified Stock Purchase Plan as of the date hereof,

     The Nonqualified Stock Purchase Plan is not intended to qualify as a "stock purchase plan" under the applicable provisions of the Internal Revenue Code of 1986, as amended (the "Code"). As a consequence, employees will recognize income with respect to a purchase of Shares pursuant to the Nonqualified Stock Purchase Plan to the extent that the fair market value of the shares acquired exceeds the price paid for the shares. Because of the restrictions on the employees' ability to sell the shares acquired, and the Company's right to repurchase the shares if the employee's service with the Company terminates prior to the end of the [required holding period], the determination of the income required to be recognized by a participant in the Nonqualified Stock Purchase Plan is generally not made until the lapse of those restrictions. Alternatively, if the participant files properly an election under Section 83(b) of the Code to include in income the value of the shares over the price paid for them as of the date of the purchase, the determination of the amount of income will be made immediately on the date of purchase and will be required to be included in the participant's taxable year within which the purchase occurs.

     On a sale of shares acquired under the Nonqualified Stock Purchase Plan, the employee will recognize a long or short term capital gain or loss. The holding period for these purposes commences as of the date the employee is required to treat the receipt of the shares as triggering income (either the date of purchase if the employee timely files and election under Section 83(b) of the Code, or the date the restrictions on the shares lapse, if no such election is filed). The amount of the gain or loss is measured by reference to the adjusted basis of the shares, which will generally be the fair market value of the shares as of the date the employee is required to treat their receipt as triggering income.

     The purchase of Shares under the Nonqualified Stock Purchase Plan may also result in continuing income recognition by participating employees attributable to the interest free payment obligation. Specifically, to the extent a loan from the Company to an employee is subject to certain below market loan provisions of the Code, the employee will be deemed to have compensation income equal to the amount of the interest that is foregone (using certain statutory presumptions concerning the appropriate interest rate) and a corresponding deduction for compensation expense that will be recognized by the employer.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THIS PROPOSAL.

                           PROPOSALS OF SHAREHOLDERS

     It is currently contemplated that the Company's 2003 Annual Meeting of Shareholders will be held on May 1, 2003. Proposals of shareholders intended to be presented at the Annual Meeting of Shareholders in 2003 must be received by December 10, 2002 in order to be considered for inclusion in the Company's proxy statement and form of proxy related to that meeting. Shareholder proposals should be directed to the President of the Company at the address of the Company set forth on the first page of this proxy statement. A proposal that does not comply with the applicable requirements of Rule 14a-8 under the 1934 Act will not be included in the Company's proxy soliciting material for the 2003 Annual Meeting of Shareholders.

     A shareholder of the Company may wish to have a proposal presented at the 2003 Annual Meeting of Shareholders but not to have the proposal included in the Company's proxy statement and form of proxy relating to that meeting. If notice of any such proposal (addressed to the President of the Company at the address of the Company set forth on the first page of this proxy statement) is not received by the Company by February 24, 2003, then such proposal shall be deemed "untimely" for purposes of Rule 14a-4(c) promulgated under the 1934 Act and, therefore, the individuals named in the proxies solicited on behalf of the Board of Directors of the Company for use at the Company's 2003 Annual Meeting of Shareholders will have the right to exercise discretionary voting authority as to that proposal.

              THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF
                    PHILADELPHIA CONSOLIDATED HOLDING CORP.

The undersigned shareholder hereby appoints James J. Maguire and Craig P. Keller, or either one of them, the proxies of the undersigned, with full power of substitution, to vote all the shares of common stock of Philadelphia Consolidated Holding Corp. standing in the name of the undersigned at the close of business on April 4, 2002 at the Annual Meeting of Shareholders of the Company to be held on Wednesday, May 1, 2002 at 10:00 a.m. EDT and at any and all adjournments thereof, with all the powers the undersigned would possess if the undersigned were present.

The undersigned shareholder instructs the proxies to vote as specified on this proxy on the matters described in the Company's Proxy Statement dated April 9, 2002. Proxies will be voted as instructed.

IF NO CHOICE IS SPECIFIED, THIS PROXY WILL BE VOTED FOR THE ELECTION OF THE COMPANY'S NOMINEES AS DIRECTORS (INCLUDING THE ELECTION OF ANY PERSON TO THE BOARD OF DIRECTORS WHERE A NOMINEE NAMED IN THE PROXY STATEMENT IS UNABLE OR WILL NOT SERVE); FOR THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT AUDITORS; FOR THE APPROVAL OF THE AMENDMENT TO PHILADELPHIA CONSOLIDATED HOLDING CORP'S. ARTICLES OF INCORPORATION TO INCREASE ITS AUTHORIZED SHARES OF COMMON STOCK FROM 50,000,000 TO 100,000,000 SHARES; FOR THE APPROVAL AND ADOPTION OF THE AMENDMENT AND RESTATEMENT OF THE PHILADELPHIA CONSOLIDATED HOLDING CORP. EMPLOYEE'S STOCK OPTION PLAN; FOR THE APPROVAL OF THE CONTINUATION OF THE PHILADELPHIA INSURANCE COMPANIES CASH BONUS PLAN; AND FOR THE APPROVAL OF THE PHILADELPHIA INSURANCE COMPANIES NONQUALIFIED EMPLOYEE STOCK PURCHASE PLAN.

BY EXECUTION OF THIS PROXY, THE UNDERSIGNED SHAREHOLDER CONFERS UPON THE ABOVE-APPOINTED PROXIES THE DISCRETIONARY AUTHORITY TO VOTE UPON ANY OTHER MATTERS WHICH MAY PROPERLY COME BEFORE THE MEETING.

The undersigned acknowledges receipt of the Proxy Statement and Notice of said meeting, both dated April 9, 2002, and the Company's 2001 Annual Report to Shareholders.

                  (CONTINUED AND TO BE SIGNED ON REVERSE SIDE.)

                        PLEASE DATE, SIGN AND MAIL YOUR
                      PROXY CARD BACK AS SOON AS POSSIBLE!

                         ANNUAL MEETING OF SHAREHOLDERS
                    PHILADELPHIA CONSOLIDATED HOLDING CORP.

                                  MAY 1, 2002


               - Please Detach and Mail in the Envelope Provided -


A [X] PLEASE MARK YOUR
      VOTES AS IN THIS
      EXAMPLE.

                                                        FOR            WITHHELD
1.      Election of Directors.                          [ ]              [ ]

For, except vote withheld from the following nominee(s):

--------------------------------------------------------------------------------

--------------------------------------------------------------------------------

NOMINEES:       Elizabeth H. Gemmill
                William J. Henrich, Jr.
                Paul R. Hertel, Jr.
                James J. Maguire
                James J. Maguire, Jr.
                Thomas J. McHugh
                Michael J. Morris
                Dirk A. Stuurop
                Sean S. Sweeney
                J. Eustace Wolfington
                James L. Zech

                                                      FOR   AGAINST   ABSTAIN

2.      Approval of Appointment of                    [ ]     [ ]       [ ]
        Independent Auditors: Appointment
        of PricewaterhouseCoopers LLP as
        independent auditors for the fiscal
        year ending December 31, 2002.

3.      Approval of an amendment to                   [ ]     [ ]       [ ]
        Philadelphia Consolidated Holding
        Corp's Articles of Incorporation to
        increase its authorized shares of
        common stock from 50,000,000 to
        100,000,000 shares.

4.      Approval and adoption of the                  [ ]     [ ]       [ ]
        amendment and restatement of the
        Philadelphia Consolidated Holding
        Corp. Employee's Stock Option Plan.

5.      Approval of the continuation of the           [ ]     [ ]       [ ]
        Philadelphia Insurance Companies
        Cash Bonus Plan.

6.      Approval of the Philadelphia                  [ ]     [ ]       [ ]
        Insurance Companies Nonqualified
        Employee Stock Purchase Plan.


THE UNDERSIGNED HEREBY ACKNOWLEDGES THAT THIS PROXY SHALL BE VALID AND MAY BE VOTED WHETHER OR NOT THE SHAREHOLDER'S NAME IS SET FORTH BELOW OR A SEAL IS AFFIXED OR THE DESCRIPTION, AUTHORITY OR CAPACITY OF THE PERSON SIGNING IS GIVEN OR OTHER DEFECT OF SIGNATURE EXISTS.



Signature of Shareholder(s) __________________________ DATE ______________, 2002

Note: Please sign your name exactly as it appears on this proxy. When signing as attorney-in-fact, executor, administrator, trustee, or guardian, please add your title as such, and if signer is a corporation, please sign with full corporate name by duly authorized officer or officers and affix the corporate seal. Where stock is issued in the name of two or more persons, all such persons should sign.